Exhibit 4.4

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

esports technologies, inc.

10% UNSECURED CONVERTIBLE PROMISSORY NOTE

$700,000	_______, 2020

FOR VALUE RECEIVED, eSports Technologies, Inc., a Delaware corporation (the “Company”), promises to pay to the order of ______________ (the “Payee” or the “Holder”) or registered assigns, on _____________, unless accelerated due to the occurrence of an Event of Default (the earlier of such dates is referred to as the “Maturity Date”), the principal amount of Seven Hundred Thousand Dollars ($700,000) (the “Principal Amount”) and interest on the Principal Amount (as set forth in Section 3), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 3 hereof.

1.              Conversion.

A.            Subject to Section 1.B. below, the Holder may convert the Principal Amount of this Note and all accrued and unpaid interest into Company shares (the “Shares”) at a conversion price equal to $0.50 per Share (the “Conversion Price”), which price shall be proportionately adjusted for stock splits, stock dividends or similar events.

B.             If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (“Person”), (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Shares are permitted to sell, tender or exchange their Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Shares, or (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Shares or any compulsory share exchange pursuant to which the Shares are effectively converted into or exchanged for other securities, cash or property, (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1.C. on the conversion of this Note), the number of Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of Shares for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1.C. on the conversion of this Note). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume all of the obligations of the Company under this Note. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.

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C.             Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible into Shares to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Shares. To the extent the conversion provisions of Section 1.A. would be limited by this Section 1.C, the portion of this Note not converted may be converted into Shares at a later date or dates, provided that at such later date or dates the limitation in Section 1.C would no longer apply to the Holder because such Holder would no longer own in excess of the Maximum Percentage. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation.

2.              Base Interest Rate; Payment of Interest. The outstanding Principal Amount shall bear interest at the rate of 10.0% per annum. Interest shall be based on a 365 day year. Subject to the provisions of Section 1.A. above, accrued interest will be due and payable on the Maturity Date unless converted in Shares.

3.              Covenants of Company

A.             Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3.A.:

(i)             Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company.

4.              Events of Default

A.            The term “Event of Default” shall mean any of the events set forth in this Section 4.A.:

(i)             Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

(ii)            Non-Performance of Affirmative Covenants. The Company shall materially default in the due observance or performance of any covenant set forth in Section 3.A.

(iii)           Bankruptcy, Insolvency, etc. The Company shall:

(a)            apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company, or make a general assignment for the benefit of creditors; or

(b)            permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

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B.             Action if Bankruptcy. If any Event of Default described in clause (iii) of Section 4.A. shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C.             Action if Other Event of Default. Upon the occurrence of an Event of Default that goes uncured for more than 10 days after written notice thereof by Holder to the Company (other than any Event of Default described in clause (iii) of Section 4.A.) the entire outstanding principal of the Note together with the interest accrued thereon shall be immediately due and payable. The Company hereby waives any and all notices including notice of breach, notice of default, notice of intent to accelerate, notice of acceleration or any other demand or presentment that may be required.

5.              Miscellaneous.

A.            Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

B.             Governing Law. This Note shall be governed by the laws of the State of Texas as applied to contracts entered into and to be performed entirely within the State of Texas. Any action arising out of this Note shall be brought exclusively in a court of competent jurisdiction in Dallas County, Texas, and the Company and the Holder (by accepting this Note) hereby irrevocably waive any objections they may have to venue in Dallas County, Texas.

C.             Arbitration. Any dispute, claim or controversy arising out of or relating to this Note or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Las Vegas, Nevada before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Rules”) and in accordance with the Expedited Procedures in those Rules, including Rules 16.1 and 16.2 of those Rules. Judgment on the Award (as defined in the Rules) may be entered in any court having jurisdiction. The Company and Holder shall each select one independent arbitrator expert in the subject matter of the dispute (the arbitrators so selected shall be referred to herein as “Company’s Arbitrator” and “Holder’s Arbitrator,” respectively). In the event that either such party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a notice of arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Company’s Arbitrator and Holder’s Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this section. If Company’s Arbitrator and Holder’s Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Company’s Arbitrator and Holder’s Arbitrator shall each prepare a list of three independent arbitrators. Company’s Arbitrator and Holder’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Company’s Arbitrator and Holder’s Arbitrator. The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision. The parties acknowledge that this Note evidences a transaction involving interstate commerce. Notwithstanding the provision in the preceding section with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Note shall be governed by the Federal Arbitration Act.

D.             Notice. All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address set forth herein personally, by a reputable overnight messenger.

E.             No Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

eSports Technologies, Inc.

By:________________________________

Chief Executive Officer

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